UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 15, 2006
FIRSTMERIT CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	0-10161	34-1339938

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

III Cascade Plaza, 7th Floor Akron, Ohio	44308

(Address of principal executive offices)	(Zip Code)
(330) 996-6300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On February 15, 2006, the Compensation Committee of the Board of Directors of FirstMerit Corporation (the “Company”), established the corporate and personal performance goals and business criteria for 2006 with respect to the FirstMerit Corporation Executive Cash Incentive Plan (the “Plan”) for its Named Executive Officers, other than for John R. Cochran, and other eligible participants under the Plan. On February 16, 2006, the Board of Directors, upon the recommendation of the Compensation Committee, approved Mr. Cochran’s personal goals with respect to the Plan. All of the corporate goals are based on levels of the Company’s earnings per share as described in the Plan. The personal goals for each of the Named Executive Officers are as follows:

Bonus Range
Name of Executive Officer	Personal Goal	(percent of salary)

John R. Cochran, Chairman and Chief Executive Officer	Success of the Chief Financial Officer and Chief Credit Officer in achieving their personal goals, expansion of the Company’s presence in its Columbus, Ohio market and achieving identified succession planning.	17-126%

Robert P. Brecht, Senior Executive Vice President and Chief Operating Officer	Decreased teller turnover, net income after cost of capital (“NIACC”) of the Company’s banking operations, improvement of the Company’s efficiency ratio and implementation of a Company wide leadership development and training program.	12-90%

George P. Paidas, Senior Executive Vice President	Decreased teller turnover, NIACC with respect to the Company’s retail banking, commercial banking and wealth management business, improvement of the Company’s efficiency ratio and implementation of a Company wide leadership development and training program.	12-90%

Terrence E. Bichsel, Executive Vice President and Chief Financial Officer	Corporate NIACC, improvement in measures of customer profitability and improvement of the Company’s efficiency ratio.	11-83%

David G. Lucht, Executive Vice President and Chief Credit Officer	Lower charge-offs and NIACC with respect to the Company’s lending business.	11-83%

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FirstMerit Corporation

By:	/s/ Terrence E. Bichsel

Terrence E. Bichsel Executive Vice President and Chief Financial Officer
Date: February 21, 2006